Exhibit 99.1

News Release

Investor Contact

Ken Diptee

Executive Director, Investor Relations

Dine Brands Global, Inc.

818-637-3632

Media Contact

Thien Ho

Executive Director, Communications

Dine Brands Global, Inc.

818-549-4238

Dine Brands Global, Inc. Reports Strong Fourth Quarter and Fiscal 2018 Results

Applebee’s Fourth Quarter Same-Restaurant Sales Increase 3.5%

IHOP Fourth Quarter Same-Restaurant Sales Increase 3.0%

Company Declares and Raises First Quarter 2019 Dividend

New Share Repurchase Authorization of $200 Million

GLENDALE, Calif., February 21, 2019 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill + Bar® and IHOP® restaurants, today announced financial results for the fourth quarter and fiscal 2018.

“Dine Brand’s strong performance in the fourth quarter and throughout 2018 is the result of a clear strategic vision and unwavering commitment to sustainable growth. Both Applebee’s and IHOP have outperformed their respective categories by delivering on comprehensive efforts to drive their businesses and delight guests. The momentum we are seeing is bolstered by meaningful improvements in the in-restaurant experience, ongoing investment in guest-facing technologies, breakthrough marketing and further extending our off-premise platforms for both brands. I am very proud of the Dine teams, our franchisees and their operators and team members for their contributions, hard work and commitment to a multi-pronged strategy and our collective success,” said Steve Joyce, Chief Executive Officer of Dine Brands Global, Inc.

Mr. Joyce continued, “As we head into 2019, we are very encouraged by our outlook and growth opportunities. We have the right strategies in place to drive long-term momentum and create additional value for our shareholders.”

Key Highlights

●	Applebee’s comparable same-restaurant sales increased 3.5% for the fourth quarter of fiscal 2018, achieving the fifth consecutive quarter of sales growth.

●	IHOP’s comparable same-restaurant sales increased 3.0% for the fourth quarter of fiscal 2018, achieving the fourth consecutive quarter of sales growth.

●	IHOP’s reported system-wide sales for the fourth quarter of fiscal 2018 increased 4.5% year-over-year to $863.7 million.

●	Gross profit for the fourth quarter of fiscal 2018 increased 41.9% year-over-year to $98.4 million.

●

GAAP earnings per diluted share of $1.47 for the fourth quarter of fiscal 2018 compares to $3.82 for the fourth quarter of fiscal 2017. The decline was primarily due to a tax benefit of $58.8 million in the fourth quarter of fiscal 2017, partially offset by a $29.0 million increase in gross profit.

●	Adjusted earnings per diluted share increased to $1.70 for the fourth quarter of fiscal 2018 compared to $0.48 in the fourth quarter of fiscal 2017. (See “Non-GAAP Financial Measures” below.)

●	GAAP net income for the fourth quarter of fiscal 2018 was $27.0 million.

●

Consolidated adjusted EBITDA for the fourth quarter of fiscal 2018 increased 66.7% year-over-year to $65.0 million. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

●	IHOP franchisees and area licensees developed 34 net new domestic restaurants in fiscal 2018, marking at least a decade of consecutive net domestic development.

●

For the twelve-month period ended December 31, 2018, the Company repurchased 478,839 shares of its common stock for a total cost of approximately $34.9 million and paid quarterly cash dividends totaling approximately $51.1 million.

Fourth Quarter of Fiscal 2018 Financial Highlights

●

GAAP net income available to common stockholders was $26.1 million, or earnings per diluted share of $1.47, for the fourth quarter of fiscal 2018. This compares to net income available to common stockholders of $67.8 million, or earnings per diluted share of $3.82, for the fourth quarter of fiscal 2017. The decrease in net income was primarily due to a tax benefit of $58.8 million in the fourth quarter of fiscal 2017. The tax benefit was mainly a result of the revaluation of our deferred tax assets and liabilities due to a future reduction in our corporate tax rate following the enactment of the Tax Cuts and Jobs Act tax legislation in December 2017. There was no similar tax benefit from the revaluation of our deferred tax assets and liabilities in the fourth quarter of fiscal 2018. This item was partially offset by an increase in gross profit of $29.0 million, which was due to lower bad debt expense and cash collections of previously unrecognized royalty revenues, a lower advertising fund deficit, increases in Applebee’s and IHOP domestic system-wide comparable same-restaurant sales and IHOP restaurant development.

●

Adjusted net income available to common stockholders was $30.3 million, or adjusted earnings per diluted share of $1.70, for the fourth quarter of fiscal 2018. This compares to adjusted net income available to common stockholders of $8.6 million, or adjusted earnings per diluted share of $0.48, for the fourth quarter of fiscal 2017. The increase in adjusted net income was mainly due to higher franchise segment profit as the result of increases in Applebee’s and IHOP domestic system-wide comparable same-restaurant sales, lower bad debt expense and cash collections of previously unrecognized royalty revenues. These items were partially offset by an increase in general and administrative expenses. (See “Non-GAAP Financial Measures” below.)

●	General and administrative expenses were $45.3 million for the fourth quarter of fiscal 2018 compared to $40.0 million for the fourth quarter of fiscal 2017. The increase was primarily due to higher personnel-related costs and business acquisition costs related to 69 Applebee’s restaurants acquired by the Company in December 2018. These items were partially offset by a decline in costs related to conferences and professional services.

Fiscal 2018 Financial Highlights

●

GAAP net income available to common stockholders was $77.6 million, or earnings per diluted share of $4.37, for fiscal 2018. This compares to a net loss available to common stockholders of $336.0 million, or a net loss per diluted share of $18.96, for fiscal 2017. The increase in net income was primarily due to non-cash impairment charges totaling $531.6 million in fiscal 2017 related to the write-downs of Applebee’s goodwill and other intangible assets as well as higher gross profit. The non-cash impairment charges were partially offset by a tax benefit of $85.6 million in 2017 primarily because of a fourth-quarter revaluation of our deferred tax assets and liabilities due to a future reduction in our corporate tax rate.

●

Consolidated adjusted EBITDA for fiscal 2018 was $230.6 million. This compares to adjusted EBITDA for fiscal 2017 of $221.3 million. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

●

Adjusted net income available to common stockholders was $95.5 million, or adjusted earnings per diluted share of $5.37, for fiscal 2018. This compares to adjusted net income available to common stockholders of $72.5 million, or adjusted earnings per diluted share of $4.09, for fiscal 2017. The increase in adjusted net income was mainly due to lower income tax expense, as well as higher franchise segment profit, driven by increases in Applebee’s and IHOP domestic system-wide comparable same-restaurant sales, lower bad debt expense and cash collections of previously unrecognized royalty revenues. These items were partially offset by an increase in general and administrative expenses. (See “Non-GAAP Financial Measures” below.)

●

General and administrative expenses were $166.7 million for fiscal 2018 compared to $165.7 million for fiscal 2017. The increase was due to higher costs of stock-based and other incentive compensation, partially offset by a decline in professional services costs.

●

Cash flows from operating activities were $140.3 million for fiscal 2018 compared to $65.7 million for fiscal 2017. Adjusted free cash flow was $140.9 million for fiscal 2018 compared to $63.0 million for fiscal 2017. (See “Non-GAAP Financial Measures” below.)

Fiscal 2018 Same-Restaurant Sales Performance

●	Applebee’s domestic system-wide comparable same-restaurant sales increased 5.0% for fiscal 2018.

●	IHOP’s domestic system-wide comparable same-restaurant sales increased 1.5% for fiscal 2018.

GAAP Effective Tax Rate

Our effective tax rates for the fourth quarter and fiscal 2018 were 15.8% and 27.4%, respectively. The fourth quarter effective tax rate was 15.8% primarily due to the revaluation of state deferred taxes due to the December 2018 acquisition of Applebee’s 69 restaurants in North Carolina and South Carolina and state legislative changes enacted in 2018. The effective tax rates were impacted by the Tax Cuts and Jobs Act (the “Tax Act”) enacted in December 2017, which lowered the federal statutory corporate tax rate from 35% to 21%, beginning in 2018.

During fiscal, 2018, we increased our tax provision by $5.1 million related to adjustments resulting from IRS audits for tax years 2011 through 2013. This increased our effective tax rate from what would have been an estimated combined federal and state rate of 25% (reflecting the reduction in the federal tax rate from the Tax Act) to approximately 27.4% for fiscal 2018. Completion of the IRS audits for tax years 2011 through 2013 will allow us to accelerate the collection of certain tax benefits recognized in prior years. As a result, we expect to receive a cash refund of approximately $12.5 million within the next 12 months.

Capital Allocation

The Company’s board of directors approved a 10% increase in its quarterly cash dividend to $0.69 per share of common stock. The dividend for the first quarter of fiscal 2019 will be payable on April 5, 2019 to the Company’s stockholders of record at the close of business on March 20, 2019.

The board of directors also approved replacing the Company’s existing share repurchase authorization for its common stock, effective immediately, with an authorization of up to $200 million.

Financial Performance Guidance for Fiscal 2019

The following financial performance guidance for fiscal 2019 is based on management’s expectations as of February 21, 2019. The projections are as of this date, and the Company assumes no obligation to update or supplement these estimates.

●	Applebee’s domestic system-wide comparable same-restaurant sales performance is expected to range between positive 2.0% and positive 4.0%.

●	IHOP’s domestic system-wide comparable same-restaurant sales performance is expected to range between positive 2.0% and positive 4.0%.

●	Development activity by Applebee’s franchisees is expected to result in net closures between 20 and 30 restaurants globally, the majority of which are expected to be domestic closures.

●	IHOP franchisees and area licensees are expected to develop between 35 and 55 net new restaurants globally, the majority of which are expected to be domestic openings.

●	Total segment profit, excluding the company restaurants segment, is expected to be between approximately $373 million and $394 million.

●

General and administrative expenses are expected to range between approximately $165 million and approximately $170 million, including non-cash stock-based compensation expense and depreciation totaling approximately $40 million. This projection includes approximately $6 million of general and administrative expenses related to the company restaurants segment.

●	GAAP net income is expected to range between approximately $104 million and approximately $113 million.

●

Consolidated adjusted EBITDA is expected to range between approximately $268 million and approximately $277 million. This projection includes company restaurants segment EBITDA, which is expected to be between approximately $9 million and approximately $11 million. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

●	GAAP earnings per diluted share is expected to range from $6.15 to $6.45.

●

Adjusted earnings per diluted share is expected to range from $6.90 to $7.20. (See “Non-GAAP Financial Measures” and reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share.)

2019 Diluted Net Income Available to Common Stockholders Per Share(1), As Adjusted

Reconciliation Guidance Table

Net income available to common stockholders per diluted share	$6.15 – $6.45
Closure and impairment charges	0.14
Amortization of intangible assets	0.61
Non-cash interest expense	0.27
Income tax provision for above adjustments at 26%	(0.27)

Diluted net income available to common stockholders per share, as adjusted	$6.90 – $7.20

(1) The adjustments to net income available to common stockholders per diluted share are midpoint estimates.

2019 Net Income to Consolidated Adjusted EBITDA Reconciliation Guidance Table(1) ($ in millions)

Net income	$104 – $113
Interest charges	74
Income tax provision	38
Depreciation and amortization	36
Non-cash stock-based compensation	14
Impairment and closure charges	2

Consolidated adjusted EBITDA (Non-GAAP)	$268 – 277

(1) The adjustments to net income are midpoint estimates.

Fourth Quarter and Fiscal 2018 Conference Call Details

Dine Brands will host a conference call to discuss its results on February 21, 2019 at 6:00 a.m. Pacific Time/9:00 a.m. Eastern Time. To participate on the call, please dial (888) 771-4371 and reference passcode 48199137. International callers, please dial (847) 585-4405 and reference passcode 48199137.

A live webcast of the call will be available on www.dinebrands.com and may be accessed by visiting Events and Presentations under the site’s Investors section. Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. A telephonic replay of the call may be accessed from 8:30 a.m. Pacific Time/11:30 a.m. Eastern Time on February 21, 2019 through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on February 28, 2019 by dialing (888) 843-7419 and referencing passcode 48199137#. International callers, please dial (630) 652-3042 and reference passcode 48199137#. An online archive of the webcast will also be available on Events and Presentations under the Investors section of the Company’s website.

About Dine Brands Global, Inc.

Based in Glendale, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries, franchises restaurants under both the Applebee’s Neighborhood Grill & Bar and IHOP brands. With approximately 3,700 restaurants combined in 18 countries and approximately 380 franchisees, Dine Brands is one of the largest full-service restaurant companies in the world. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: general economic conditions; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health our franchisees; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; possible future impairment charges; the effects of tax reform; trading volatility and fluctuations in the price of our stock; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; natural disasters or other series incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; and other factors discussed from time to time in the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Company’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date hereof and the Company does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Non-GAAP Financial Measures

This press release includes references to the Company’s non-GAAP financial measure “adjusted net income available to common stockholders”, “adjusted earnings per diluted share (Adjusted EPS)”, “Adjusted EBITDA” and “Adjusted free cash flow.” Adjusted EPS is computed for a given period by deducting from net income or loss available to common stockholders for such period the effect of any closure and impairment charges, any gain or loss related to debt extinguishment, any intangible asset amortization, any non-cash interest expense, any gain or loss related to the disposition of assets, and other items deemed not reflective of current operations. This is presented on an aggregate basis and a per share (diluted) basis. Adjusted EBITDA is computed for a given period by deducting from net income or loss for such period the effect of any closure and impairment charges, any interest charges, any income tax provision or benefit, any non-cash stock-based compensation, any depreciation and amortization, any gain or loss related to the disposition of assets and other items deemed not reflective of current operations. “Adjusted free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less capital expenditures. Management may use certain of these non-GAAP financial measures along with the corresponding U.S. GAAP measures to evaluate the performance of the business and to make certain business decisions. Management uses adjusted free cash flow in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes. Additionally, adjusted EPS is one of the metrics used in determining payouts under the Company’s annual cash incentive plan. Management believes that these non-GAAP financial measures provide additional meaningful information that should be considered when assessing the business and the Company’s performance compared to prior periods and the marketplace. Adjusted EPS and adjusted free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(unaudited)
	2018	2017	2018	2017
		(as adjusted)		(as adjusted)
Revenues:
Franchise revenues:
Royalties, franchise fees and other	$99,865	$88,266	$375,640	$360,253
Advertising revenue	74,737	55,785	268,294	234,165

Total Franchise revenues	174,602	144,051	643,934	594,418
Rental revenues	30,642	30,585	121,934	121,437
Financing revenues	1,870	2,072	7,979	8,352
Company restaurant sales	7,084	—	7,084	7,518

Total revenues	214,198	176,708	780,931	731,725

Cost of revenues:
Franchise expenses:
Advertising expenses	76,033	64,716	269,590	243,096
Other franchise expenses	11,429	19,549	61,029	50,890

Total Franchise expenses	87,462	84,265	330,619	293,986
Rental expenses	22,345	22,927	90,756	90,592
Financing expenses	148	149	597	598
Company restaurant expenses	5,872	31	5,872	7,838

Total cost of revenues	115,827	107,372	427,844	393,014

Gross profit	98,371	69,336	353,087	338,711
Impairment of goodwill and intangible assets	—	—	—	531,634
General and administrative expenses	45,260	39,978	166,683	165,679
Interest expense	15,576	15,483	61,686	61,979
Amortization of intangible assets	2,592	2,502	10,105	10,009
Closure and other impairment charges	1,988	162	2,107	3,968
Debt refinancing costs	(9)	—	2,523	—
Loss (gain) on disposition of assets	910	138	(625)	(6,249)

Income (loss) before income tax (provision) benefit	32,054	11,073	110,608	(428,309)
Income tax (provision) benefit	(5,073)	58,827	(30,254)	85,559

Net income (loss)	$26,981	$69,900	$80,354	$(342,750)

Net income (loss) available to common stockholders:
Net income (loss)	$26,981	$69,900	$80,354	$(342,750)
Less: Net (income) loss allocated to unvested participating restricted stock	(917)	(2,095)	(2,711)	6,768

Net income (loss) available to common stockholders	$26,064	$67,805	$77,643	$(335,982)

Net income (loss) available to common stockholders per share:
Basic	$1.49	$3.82	$4.43	$(18.96)

Diluted	$1.47	$3.82	$4.37	$(18.96)

Weighted average shares outstanding:
Basic	17,446	17,745	17,533	17,725

Diluted	17,785	17,764	17,789	17,740

Dividends declared per common share	$0.63	$0.97	$2.52	$3.88

Dividends paid per common share	$0.63	$0.97	$2.86	$3.88

Dine Brands Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31, 2018	December 31, 2017
		(as adjusted)
Assets
Current assets:
Cash and cash equivalents	$137,164	$117,010
Receivables, net	137,504	140,188
Restricted cash	48,515	31,436
Prepaid gift card costs	38,195	40,725
Prepaid income taxes	17,402	43,654
Other current assets	3,410	12,615

Total current assets	382,190	385,628
Long-term receivables, net	103,102	126,570
Other intangible assets, net	585,889	582,787
Goodwill	345,314	339,236
Property and equipment, net	240,264	199,585
Deferred rent receivable	77,069	82,971
Non-current restricted cash	14,700	14,700
Other non-current assets, net	26,152	4,135

Total assets	$1,774,680	$1,735,612

Liabilities and Stockholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$25,000	$12,965
Accounts payable	43,468	55,028
Gift card liability	160,438	164,441
Dividends payable	11,389	17,748
Current maturities of capital lease and financing obligations	14,031	14,193
Accrued employee compensation and benefits	27,479	13,547
Deferred franchise revenue, short-term	10,138	11,001
Other accrued expenses	24,243	16,001

Total current liabilities	316,186	304,924
Long-term debt, less current maturities	1,274,087	1,269,849
Capital lease obligations, less current maturities	87,762	61,895
Financing obligations, less current maturities	38,482	39,200
Deferred income taxes, net	105,816	117,669
Deferred franchise revenue, long-term	64,557	70,432
Deferred rent payable	62,744	69,112
Other non-current liabilities	27,319	18,071

Total liabilities	1,976,953	1,951,152

Commitments and contingencies
Stockholders’ deficit:
Common stock, $0.01 par value; shares: 40,000,000 authorized; December 31, 2018 - 24,984,898 issued, 17,644,267 outstanding; December 31, 2017 - 25,022,312 issued, 17,993,124 outstanding	250	250
Additional paid-in-capital	237,726	276,408
Retained earnings (accumulated deficit)	10,414	(69,940)
Accumulated other comprehensive loss	(60)	(105)
Treasury stock, at cost; shares: December 31, 2018 - 7,340,631; December 31, 2017 - 7,029,188	(450,603)	(422,153)

Total stockholders’ deficit	(202,273)	(215,540)

Total liabilities and stockholders’ deficit	$1,774,680	$1,735,612

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Twelve Months Ended
	December 31,
	2018	2017
		(as adjusted)
Cash flows from operating activities:
Net income (loss)	$80,354	$(342,750)
Adjustments to reconcile net income (loss) to cash flows provided by operating activities:
Impairment of goodwill and intangible assets	—	531,634
Deferred income taxes	(11,847)	(136,127)
Depreciation and amortization	32,175	30,648
Non-cash interest expense	3,792	3,364
Closure and other impairment charges	2,038	3,834
Non-cash stock-based compensation expense	10,546	10,752
Gain on disposition of assets	(623)	(6,285)
Other	(6,526)	(10,980)
Changes in operating assets and liabilities:
Accounts receivable, net	3,149	(8,430)
Current income tax receivables and payables	8,119	(8,490)
Gift card receivables and payables	(1,488)	(3,322)
Other current assets	10,425	(8,247)
Accounts payable	(9,940)	7,208
Accrued employee compensation and benefits	13,183	(1,126)
Other current liabilities	6,989	4,050

Cash flows provided by operating activities	140,346	65,733

Cash flows from investing activities:
Principal receipts from notes, equipment contracts and other long-term receivables	25,771	20,486
Proceeds from sale of property and equipment	655	1,100
Acquisition of business	(20,155)	—
Additions to property and equipment	(14,279)	(13,370)
Additions to long-term receivables	(6,500)	—
Other	(293)	(541)

Cash flows (used in) provided by investing activities	(14,801)	7,675

Cash flows from financing activities:
Borrowings from revolving credit facilities	75,000	—
Repayments of revolving credit facilities	(50,000)	—
Repayment of long-term debt	(13,000)	(3,250)
Dividends paid on common stock	(51,125)	(69,790)
Repurchase of Dine Brands Global common stock	(33,603)	(10,003)
Principal payments on capital lease and financing obligations	(13,907)	(12,949)
Payment of debt issuance costs	(3,633)	—
Proceeds from stock options exercised	3,928	2,635
Tax payments for restricted stock upon vesting	(1,972)	(2,396)

Cash flows used in financing activities	(88,312)	(95,753)

Net change in cash, cash equivalents and restricted cash	37,233	(22,345)
Cash, cash equivalents and restricted cash at beginning of period	163,146	185,491

Cash, cash equivalents and restricted cash at end of period	$200,379	$163,146

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of net income (loss) available to common stockholders to net income (loss) available to common stockholders, as adjusted for the following items: closure and other impairment charges; executive separation costs; amortization of intangible assets; non-cash interest expense; gain or loss on disposition of assets; debt financing costs; business acquisition costs; the combined tax effect of the preceding adjustments; and other tax-related adjustments, as well as related per share data:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
		(as adjusted)		(as adjusted)
Net income (loss) available to common stockholders, as reported	$26,064	$67,805	$77,643	$(335,982)
Impairment of goodwill and intangible assets	—	—	—	531,634
Closure and other impairment charges	1,988	162	2,107	3,968
Executive separation costs	—	—	—	8,782
Amortization of intangible assets	2,592	2,502	10,105	10,009
Non-cash interest expense	1,103	855	3,792	3,364
Loss (gain) on disposition of assets	910	138	(625)	(6,249)
Debt refinancing costs	(9)	—	2,523	—
Business acquisition costs	1,114	—	1,114	—
Income tax provision	(2,001)	(1,390)	(4,944)	(73,444)
Deferred tax impact of tax rate change	—	(66,519)	—	(66,519)
Income tax adjustments (1)	(1,310)	3,207	4,434	5,426
Net (income) loss allocated to unvested participating restricted stock	(154)	1,828	(631)	(8,508)

Net income (loss) available to common stockholders, as adjusted	$30,297	$8,588	$95,518	$72,481

Diluted net income (loss) available to common stockholders per share:
Net income (loss) available to common stockholders, as reported	$1.47	$3.82	$4.37	$(18.96)
Impairment of goodwill and intangible assets	—	—	—	26.25
Closure and other impairment charges	0.08	0.01	0.09	0.14
Executive separation costs	—	—	—	0.31
Amortization of intangible assets	0.11	0.09	0.42	0.35
Non-cash interest expense	0.05	0.03	0.16	0.12
Loss (gain) on disposition of assets	0.04	0.00	(0.03)	(0.22)
Debt refinancing costs	(0.00)	—	0.10	—
Business acquisition costs	0.05	—	0.05	—
Deferred tax impact of tax rate change	—	(3.74)	—	(3.75)
Income tax adjustments (1)	(0.07)	0.18	0.25	0.31
Net (income) loss allocated to unvested participating restricted stock	(0.01)	0.10	(0.04)	(0.48)
Rounding	(0.02)	(0.01)	—	0.02

Diluted net income (loss) available to common stockholders per share, as adjusted	$1.70	$0.48	$5.37	$4.09

Numerator for basic EPS-income available to common stockholders, as adjusted	$30,297	$8,588	$95,518	$72,481
Effect of unvested participating restricted stock using the two-class method	12	—	25	—

Numerator for diluted EPS-income available to common stockholders after assumed conversions, as adjusted	$30,309	$8,588	$95,543	$72,481

Denominator for basic EPS-weighted-average shares	17,446	17,745	17,533	17,725
Dilutive effect of stock options	339	19	256	15

Denominator for diluted EPS-weighted-average shares and assumed conversions	17,785	17,764	17,789	17,740

(1)

2018: Charges related to adjustments resulting from IRS audits for tax years 2011 through 2013; 2017: Unrecognized tax benefits related to domestic manufacturing deduction taken in years prior to 2017.

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(Unaudited)

Reconciliation of the Company’s cash provided by operating activities to “adjusted free cash flow” (cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less additions to property and equipment). Management uses this liquidity measure in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock. We believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes.

	Twelve Months Ended December 31,
	2018	2017
	(In millions)
Cash flows provided by operating activities	$140.3	$65.7
Receipts from notes and equipment contracts receivable	14.9	10.6
Additions to property and equipment	(14.3)	(13.3)

Adjusted free cash flow	140.9	63.0
Dividends paid on common stock	(51.1)	(69.8)
Repurchase of Dine Brands Global common stock	(33.6)	(10.0)

	$56.2	$(16.8)

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(Unaudited)

Reconciliation of the Company’s net income (loss) to “adjusted EBITDA.” The Company defines adjusted EBITDA as net income (loss), adjusted for the effect of any closure and impairment charges, any interest charges, any income tax provision or benefit, any non-cash stock-based compensation, any depreciation and amortization, any gain or loss related to the disposition of assets, other non-income based taxes and other items deemed not reflective of current operations. Management may use certain non-GAAP measures along with the corresponding U. S. GAAP measures to evaluation the performance of the company and to make certain business decisions.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
		(as adjusted)		(as adjusted)
Net income (loss), as reported	$26,981	$69,900	$80,354	$(342,750)
Interest charges	17,929	17,906	71,537	72,281
Income tax provision (benefit)	5,073	(58,827)	30,254	(85,559)
Depreciation and amortization	8,445	7,595	32,175	30,648
Non-cash stock-based compensation	2,530	1,926	10,546	10,752
Impairment of goodwill and intangible assets	—	—	—	531,634
Closure and other impairment charges	1,988	162	2,107	3,968
Loss (gain) on disposition of assets	910	138	(625)	(6,249)
Cash executive separation costs	—	—	—	5,901
Debt refinancing costs	—	—	2,523	—
Business acquisition costs	1,114	—	1,114	—
Other taxes	57	218	605	677

Adjusted EBITDA	$65,027	$39,018	$230,590	$221,303

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

The following table sets forth, for the three and twelve months ended December 31, 2018 and 2017, the number of “Effective Restaurants” in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year and, as such, the percentage change in sales at Effective Restaurants is based on non-GAAP sales data. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, and, where applicable, rental payments under leases that partially may be based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Applebee’s

Effective Restaurants(a)

Franchise	1,835	1,936	1,883	1,970
Company	11	—	3	—

Total	1,846	1,936	1,886	1,970

System-wide(b)

Domestic sales percentage change(c)	0.3%	(1.1)%	2.3%	(6.8)%
Domestic same-restaurant sales percentage change(d)	3.5%	1.3%	5.0%	(5.3)%

Franchise(b)

Domestic sales percentage change(c)	(0.4)%	(1.1)%	2.1%	(6.8)%
Domestic same-restaurant sales percentage change(d)	3.4%	1.3%	4.9%	(5.3)%
Average weekly domestic unit sales (in thousands)	$46.5	$44.2	$46.7	$43.6

IHOP

Effective Restaurants(a)

Franchise	1,649	1,598	1,633	1,576
Area license	159	164	162	164
Company	—	—	—	5

Total	1,808	1,762	1,795	1,745

System-wide(b)

Sales percentage change(c)	4.5%	3.1%	3.9%	0.7%
Domestic same-restaurant sales percentage change(d)	3.0%	(0.4)%	1.5%	(1.9)%

Franchise(b)

Sales percentage change(c)	5.2%	3.1%	4.4%	1.2%
Domestic same-restaurant sales percentage change(d)	3.0%	(0.4)%	1.5%	(1.9)%
Average weekly unit sales (in thousands)	$37.0	$36.3	$36.6	$36.3

Area License (b)
Sales percentage change(c)	(3.1)%	9.0%	0.5%	(0.7)%

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(a)

“Effective Restaurants” are the weighted average number of restaurants open in a given fiscal period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all Effective Restaurants in the Applebee’s and IHOP systems, which includes restaurants owned by franchisees and area licensees as well as those owned by the Company.

(b)

“System-wide” sales are retail sales at domestic Applebee’s restaurants operated by franchisees and IHOP restaurants operated by franchisees and area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. An increase or decrease in franchisees’ reported sales will result in a corresponding increase or decrease in our royalty revenue. Unaudited reported sales for Applebee’s domestic franchise restaurants, IHOP franchise restaurants and IHOP area license restaurants for the three and twelve months ended December 31, 2018 and 2017 and sales by company-operated restaurants were as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(In millions)

Reported sales
Applebee’s domestic franchise restaurant sales	$1,020.6	$1,024.8	$4,204.1	$4,117.1
Applebee’s company-operated restaurants	7.1	—	7.1	—
IHOP franchise restaurant sales	793.9	754.3	3,106.7	2,974.6
IHOP area license restaurant sales	69.8	72.0	282.0	280.6
IHOP company-operated restaurants	—	—	—	7.5

Total	$1,891.4	$1,851.1	$7,599.9	$7,379.8

(c)

“Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)

“Domestic same-restaurant sales percentage change” reflects the percentage change in sales, in any given fiscal period, compared to the same weeks in the prior year for domestic restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and restaurant closures, the domestic restaurants open throughout both fiscal periods being compared may be different from period to period. Same-restaurant sales percentage change does not include data on IHOP area license restaurants located in Florida.

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

The following table summarizes our restaurant development activity:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Applebee’s Restaurant Development Activity

Summary - beginning of period:	1,856	1,945	1,936	2,016

Franchise restaurants opened:
Domestic	—	3	2	10
International	2	3	5	9

Total franchise restaurants opened	2	6	7	19

Franchise restaurants closed:
Domestic	(14)	(12)	(91)	(86)
International	(7)	(3)	(15)	(13)

Total franchise restaurants closed	(21)	(15)	(106)	(99)

Net franchise restaurant reduction	(19)	(9)	(99)	(80)
Refranchised from Company restaurants	(69)	—	(69)	—

Net franchise restaurant decrease	(88)	(9)	(168)	(80)

Summary - end of period:
Franchise	1,768	1,936	1,768	1,936
Company	69	—	69	—

Total Applebee’s restaurants, end of period	1,837	1,936	1,837	1,936

Domestic	1,693	1,782	1,693	1,782
International	144	154	144	154

IHOP Restaurant Development Activity

Summary - beginning of period:
Franchise	1,652	1,596	1,622	1,556
Area license	162	165	164	167
Company	—	—	—	10

Total IHOP restaurants, beginning of period	1,814	1,761	1,786	1,733

Franchise/area license restaurants opened:
Domestic franchise	19	17	51	48
Domestic area license	—	—	3	1
International franchise	3	10	17	28

Total franchise/area license restaurants opened	22	27	71	77

Franchise/area license restaurants closed:
Domestic franchise	(5)	—	(15)	(11)
Domestic area license	—	(1)	(5)	(3)
International franchise	—	(1)	(6)	(8)
International area license	—	—	—	(1)

Total franchise/area license restaurants closed	(5)	(2)	(26)	(23)

Net franchise/area license restaurant development	17	25	45	54

Refranchised from Company restaurants	—	—	1	9
Franchise restaurants reacquired by the Company	—	—	(1)	—

Net franchise/area license restaurant additions	17	25	45	63

Summary - end of period
Franchise	1,669	1,622	1,669	1,622
Area license	162	164	162	164
Company	—	—	—	—

Total IHOP restaurants, end of period	1,831	1,786	1,831	1,786

Domestic	1,705	1,671	1,705	1,671
International	126	115	126	115